News Release

Cenveo Announces Second Quarter 2016 Results

Closing of Debt Refinancing During Q2 2016
Net Income of $47.6 million in Q2 2016 Compared to a Net Loss of $2.4 million in Q2 2015
Adjusted EBITDA of $37.5 million in Q2 2016, up 0.2% from Q2 2015
Cash Flow From Operations of $17.1 million in Q2 2016
Reiterates 2016 Guidance, Updates Certain Cash Flow Guidance

STAMFORD, CT – (August 3, 2016) - Cenveo, Inc. (NYSE: CVO) today announced results for the three and six months ended July 2, 2016. The reported results for all periods presented exclude the operating results of our packaging operating segment as well as our one top-sheet lithographic print operation, as it has been classified in our condensed consolidated financial statements as discontinued operations.

As previously disclosed, on June 10, 2016, we executed a series of financing transactions which, among other matters, allowed us to: (i) exchange approximately $150 million of our 11.5% senior notes due 2017 for approximately $105 million of newly issued 6.000% senior unsecured notes due 2024, plus Warrants to purchase approximately 16.6% of our outstanding Common Stock as of June 10, 2016; (ii) extend the maturities of the Asset Backed Lending Facility, while reducing our facility capacity by $50 million; (iii) issue $50 million of new secured 4% Notes; and (iv) enter into an agreement to repurchase $37.5 million of our 7% Convertible Notes at a significant discount. As a result of these transactions, the Company recorded gains on early extinguishment of debt of $51.3 million for the three months ended July 2, 2016, while also significantly reducing future cash interest expense and extending the average maturity of our debt portfolio.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"Since the beginning of the second quarter we achieved several of our financial and operational objectives. We completed several financing transactions which resulted in reducing our outstanding debt by approximately $80 million, and ultimately reducing our annual interest expense by over $20 million while extending our debt maturities and increasing our liquidity. I am pleased to say that we accomplished all of these objectives with minimal disruption to our business. We also saw solid operational performance in our business, led by strong direct mail volumes, allowing us to achieve our goal of continued margin expansion."

Results of Operations Overview:
The Company generated net sales of $404.0 million for the three months ended July 2, 2016, compared to $413.4 million for the same period last year, a decline of 2.3%. The Company generated net sales of $836.8 million for the six months ended July 2, 2016, compared to $843.0 million for the same period last year, a decline of 0.7%. The decline in net sales was primarily driven by lower sales volumes in our envelope segment, resulting from lower demand in our office products and generic transactional envelope products, and lower sales in our label segment due to our decision to exit our coating operation and certain lower margin label product sets.

Operating income was $21.6 million for the three months ended July 2, 2016, compared to operating income of $21.7 million for the same period last year, a decline of 0.4%. Operating income was $38.6 million for the six months ended July 2, 2016, compared to operating income of $39.5 million for the same period last year, a decline of 2.2%. The declines were primarily due to restructuring charges related to our plan to exit our coating operation and the write down of an investment in our label segment, which were meaningfully offset by our improved operating performance and margin within our direct mail envelope business. Non-GAAP operating income was $24.0 million for the three months ended July 2, 2016, compared to income of $25.7 million for the same period last year. Non-GAAP operating income was $47.5 million for the six months ended July 2, 2016, compared to $48.4 million for the same period last year. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended July 2, 2016, the Company had income from continuing operations of $50.9 million, or $5.15 per diluted share, compared to a loss of $3.4 million, or $0.39 per diluted share, for the same period last year. For the six months ended July 2, 2016, the Company had income from continuing operations of $63.9 million, or $6.43 per diluted share, compared to a loss of $11.5 million, or $1.36 per diluted share, for the same period last year. Income from continuing operations was primarily driven by gains on early extinguishment of debt of $51.3 million and $72.9 million for the three and six months ended July 2, 2016, respectively. Non-GAAP income from continuing operations was $2.5 million, or $0.25 per diluted share, for the three months ended July 2, 2016, compared to a loss of $0.3 million, or $0.03 per diluted share, for the same period last year. Non-GAAP income from continuing operations was $1.5 million, or $0.15 per diluted share, for the six months ended July 2, 2016, compared to a loss of $3.5 million, or $0.41 per diluted share, for the same period last year. A reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations is presented in the attached tables.

Net income was $47.6 million for the three months ended July 2, 2016, compared to a net loss of $2.4 million for the same period last year. For the six months ended July 2, 2016, net income was $58.8 million, compared to a net loss of $10.1 million for the same period last year. Adjusted EBITDA was $37.5 million for the three months ended July 2, 2016, compared to $37.4 million for the same period last year. Adjusted EBITDA was $72.4 million for the six months ended July 2, 2016, compared to $71.9 million for the same period last year. A reconciliation of net income (loss) to Adjusted EBITDA is presented in the attached tables.

Cash flow provided by operating activities of continuing operations for the second quarter of 2016 was $17.1 million, compared to a source of cash of $7.2 million for the same period last year. Cash flow provided by operating activities of continuing operations for the six months ended July 2, 2016 was $5.6 million, compared to a use of cash of $8.3 million for the same period last year. This improvement was primarily driven by our operational improvements, lower inventories as a result of our inventory management program, and the timing of collections from our customers, partially offset by the timing of vendor payments.

Reverse Stock Split
On July 8, 2016, the Company announced a Reverse Stock Split of its Common Stock at a ratio of 1-for-8, which began trading on a split-adjusted basis on July 14, 2016. As a result of the Reverse Stock Split, each eight pre-split shares of Common Stock outstanding automatically combined into one new share of Common Stock. The Reverse Stock Split also applies to Common Stock issuable upon the exchange of the Company’s outstanding exchangeable notes and upon the exercise of the Company’s outstanding warrants and Equity Awards. The share and per share amounts for all periods presented have been retroactively adjusted to give recognition to the Reverse Stock Split.

Robert G. Burton, Sr., Chairman and Chief Executive Officer concluded:
"As we enter the back half of the year, we are now in a position to take advantage of the momentum that we have built over the first six months of the year. We will continue our focus on growing revenue, cost containment and working capital management. For the remainder of 2016, we will continue to reinvest in operations using some of the proceeds from the packaging asset sale, as we expect our capital expenditure spend to increase from our previously announced guidance of $25-30 million to $35-45 million before going back to a more normalized levels in 2017. In closing, I am pleased with our second quarter results a nd with our refinancing activities. These transactions position Cenveo to continue to win in a challenging landscape and achieve our previously discussed financial goals for the full year of 2016."

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, August 4, 2016 at 9:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive Income (Loss) (in thousands, except per share data) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Net sales	$404,041	$413,359	$836,802	$843,036
Cost of sales	335,478	343,812	697,389	702,595
Selling, general and administrative expenses	44,734	44,008	91,973	91,165
Amortization of intangible assets	1,379	1,907	2,986	3,775
Restructuring and other charges	880	1,977	5,870	6,046
Operating income	21,570	21,655	38,584	39,455
Interest expense, net	21,512	25,247	45,607	50,906
(Gain) loss on early extinguishment of debt, net	(51,273)	126	(72,886)	559
Other (income) expense, net	(1,644)	391	(1,090)	559
Income (loss) from continuing operations before income taxes	52,975	(4,109)	66,953	(12,569)
Income tax expense (benefit)	2,115	(754)	3,073	(1,035)
Income (loss) from continuing operations	50,860	(3,355)	63,880	(11,534)
(Loss) income from discontinued operations, net of taxes	(3,304)	950	(5,121)	1,450
Net income (loss)	47,556	(2,405)	58,759	(10,084)
Other comprehensive income (loss):
Changes in pension and other employee benefit accounts, net of taxes	2,480	1,342	4,960	2,684
Currency translation adjustment, net	(157)	91	1,585	(1,239)
Total other comprehensive income	$2,323	$1,433	6,545	1,445
Comprehensive income (loss)	$49,879	$(972)	$65,304	$(8,639)

Income (loss) per share – basic:
Continuing operations	$5.97	$(0.39)	$7.51	$(1.36)
Discontinued operations	(0.39)	0.11	(0.60)	0.17
Net income (loss)	$5.58	$(0.28)	$6.91	$(1.19)

Income (loss) per share – diluted:
Continuing operations	$5.15	$(0.39)	$6.43	$(1.36)
Discontinued operations	(0.33)	0.11	(0.51)	0.17
Net income (loss)	$4.82	$(0.28)	$5.92	$(1.19)

Weighted average shares outstanding:
Basic	8,517	8,479	8,501	8,474
Diluted	9,977	8,479	10,143	8,474

CENVEO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Six Months Ended
	July 2, 2016	June 27, 2015
Cash flows from operating activities:
Net income (loss)	$58,759	$(10,084)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss on sale of discontinued operations, net of taxes	2,645	—
Loss (income) from discontinued operations, net of taxes	2,476	(1,450)
Depreciation and amortization, excluding non-cash interest expense	23,856	23,998
Non-cash interest expense, net	4,753	4,990
Deferred income taxes	712	(1,419)
Gain on sale of assets	(1,924)	(299)
Non-cash restructuring and other charges, net	4,663	2,800
(Gain) loss on early extinguishment of debt, net	(72,886)	559
Stock-based compensation provision	1,008	444
Other non-cash charges	1,724	2,171
Changes in operating assets and liabilities:
Accounts receivable	40,958	21,328
Inventories	8,689	(3,880)
Accounts payable and accrued compensation and related liabilities	(51,500)	(32,829)
Other working capital changes	(16,498)	(8,238)
Other, net	(1,787)	(6,408)
Net cash provided by (used in) operating activities of continuing operations	5,648	(8,317)
Net cash (used in) provided by operating activities of discontinued operations	(7,525)	6,688
Net cash used in operating activities	(1,877)	(1,629)
Cash flows from investing activities:
Capital expenditures	(17,561)	(12,742)
Proceeds from sale of property, plant and equipment	7,993	1,429
Proceeds from sale of assets	2,000	—
Net cash used in investing activities of continuing operations	(7,568)	(11,313)
Net cash provided by (used in) investing activities of discontinued operations	92,906	(961)
Net cash provided by (used in) investing activities	85,338	(12,274)
Cash flows from financing activities:
Proceeds from issuance of 4% secured notes due 2021	50,000	—
Payment of financing-related costs and expenses and debt issuance discounts	(8,680)	(1,210)
Repayments of other long-term debt	(3,102)	(2,349)
Repayment of 11.5% senior notes due 2017	(4,725)	(22,720)
Repayment of 7% senior exchangeable notes	(27,580)	—
Purchase and retirement of common stock upon vesting of RSUs	(341)	(218)
Proceeds from exercise of stock options	—	2
Borrowings under ABL Facility due 2021	247,100	265,900
Repayments under ABL Facility due 2021	(339,400)	(227,000)
Net cash (used in) provided by financing activities of continuing operations	(86,728)	12,405
Net cash used in financing activities of discontinued operations	(8)	(233)
Net cash (used in) provided by financing activities	(86,736)	12,172
Effect of exchange rate changes on cash and cash equivalents	453	(665)
Net decrease in cash and cash equivalents	(2,822)	(2,396)
Cash and cash equivalents at beginning of period	7,785	14,593
Cash and cash equivalents at end of period	4,963	12,197
Less cash and cash equivalents of discontinued operations	—	(2,399)
Cash and cash equivalents of continuing operations at end of period	$4,963	$9,798

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	July 2, 2016	January 2, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,963	$7,785
Accounts receivable, net	212,594	254,042
Inventories, net	111,657	121,615
Prepaid and other current assets	36,808	44,620
Assets of discontinued operations - current	—	48,566
Total current assets	366,022	476,628

Property, plant and equipment, net	208,400	210,578
Goodwill	175,252	175,338
Other intangible assets, net	127,523	130,450
Other assets, net	23,557	24,070
Assets of discontinued operations - long-term	—	62,851
Total assets	$900,754	$1,079,915

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$77,630	$5,373
Accounts payable	156,766	200,120
Accrued compensation and related liabilities	24,739	31,961
Other current liabilities	66,596	86,703
Liabilities of discontinued operations - current	359	22,268
Total current liabilities	326,090	346,425

Long-term debt	967,002	1,203,250
Other liabilities	203,332	198,926
Liabilities of discontinued operations - long-term	—	1,153
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	86	85
Paid-in capital	381,104	372,240
Retained deficit	(877,475)	(936,234)
Accumulated other comprehensive loss	(99,385)	(105,930)
Total shareholders’ deficit	(595,670)	(669,839)
Total liabilities and shareholders’ deficit	$900,754	$1,079,915

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Operating income	$21,570	$21,655	$38,584	$39,455
Integration, acquisition and other charges	1,116	1,767	2,034	2,501
Stock-based compensation provision	417	312	1,008	444
Restructuring and other charges	880	1,977	5,870	6,046
Non-GAAP operating income	$23,983	$25,711	$47,496	$48,446

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Income (loss) from continuing operations	$50,860	$(3,355)	$63,880	$(11,534)
Integration, acquisition and other charges	1,116	1,767	2,034	2,501
Stock-based compensation provision	417	312	1,008	444
Restructuring and other charges	880	1,977	5,870	6,046
(Gain) loss on early extinguishment of debt, net	(51,273)	126	(72,886)	559
Income tax (benefit) expense	(42)	(1,085)	323	(1,504)
Interest expense on 7% Notes, net of taxes	572	—	1,311	—
Non-GAAP income (loss) from continuing operations	$2,530	$(258)	$1,540	$(3,488)

Income (loss) per share – diluted:
Continuing operations	$5.10	$(0.39)	$6.30	$(1.36)
Integration, acquisition and other charges	0.11	0.21	0.20	0.30
Stock-based compensation provision	0.04	0.04	0.10	0.05
Restructuring and other charges	0.09	0.23	0.58	0.71
(Gain) loss on early extinguishment of debt, net	(5.14)	0.01	(7.19)	0.07
Income tax (benefit) expense	—	(0.13)	0.03	(0.18)
Interest expense on 7% Notes, net of taxes	0.05	—	0.13	—
Non-GAAP income (loss) from continuing operations	$0.25	$(0.03)	$0.15	$(0.41)

Weighted average shares - diluted	9,977	8,479	10,143	8,474

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Net income (loss)	$47,556	$(2,405)	$58,759	$(10,084)
Interest expense, net	21,512	25,247	45,607	50,906
Income tax expense (benefit)	2,115	(754)	3,073	(1,035)
Depreciation	10,447	10,133	20,870	20,223
Amortization of intangible assets	1,379	1,907	2,986	3,775
Integration, acquisition and other charges	1,116	1,767	2,034	2,501
Stock-based compensation provision	417	312	1,008	444
Restructuring and other charges	880	1,977	5,870	6,046
(Gain) loss on early extinguishment of debt, net	(51,273)	126	(72,886)	559
Loss (income) from discontinued operations, net of taxes	3,304	(950)	5,121	(1,450)
Adjusted EBITDA, as defined	$37,453	$37,360	$72,442	$71,885

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP income (loss) from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, impairment of intangible assets, gain on bargain purchase, restructuring and other charges, (gain) loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, impairment of intangible assets, gain on bargain purchase, (gain) loss on early extinguishment of debt, net, and (loss) income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. Organic revenue growth is defined as the growth in net sales, after adjusting for the estimated impact of acquisitions. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations, operating income to non-GAAP operating income, and net income (loss) to Adjusted EBITDA is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our diverse base of customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could materially adversely affect our financial condition, liquidity and ability to service or refinance our debt, and prevent us from fulfilling our business obligations; (iii) our ability to pay the principal of, or to reduce or refinance, our outstanding indebtedness depends on many factors; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) any failure, interruption or security lapse of our information technology systems; (xvii) statutory requirements that share repurchases are subject to certain asset sufficiency standards; and (xviii) there can be no assurances that any of our exchange offer launched today, our agreement to repurchase outstanding senior exchangeable notes, the proposed amendment and extension of our ABL facility or our agreement to issue and sell a new $50 million note will be consummated as contemplated or, if consummated, will achieve in whole or in part the intended benefits and goals. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com, particularly those updated risk factors and other disclosure expressly related to the matters covered in clause (xviii) above that are included in our Form 8-K filed today with the SEC.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.